EXHIBIT 23.1

We consent to the incorporation by reference in the Form 20-F of Omninet International Limited dated today of our reports with respect to the balance sheet of February 28, 2003 and the related statements of operations, stockholders' deficit and cash flows for the years ended February 28, 2003 and February 28, 2002.



/s/ Moore Stephens
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    Moore Stephens